Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Farmland Partners Inc. of our report dated March 2, 2018 relating to the financial statements and financial statement schedule, which appears in Farmland Partners Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also hereby consent to the incorporation by reference by Farmland Partners Inc. of our report dated August 28, 2017 relating to the financial statements of American Farmland Company for the year ended December 31, 2016, which appears in the Current Report on Form 8-K dated April 20, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado

April 20, 2018